EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

FOR IMMEDIATE RELEASE
Feb. 21, 2018
Media contact: Natalie Hedde, (812) 491-5105 or nhedde@vectren.com
Investor Relations: Dave Parker, (812) 491-4135 or d.parker@vectren.com

Vectren Energy Delivery of Ohio seeks to adjust delivery prices and recover costs associated with pipeline safety, reliability

Dayton, Ohio -- Vectren Energy Delivery of Ohio (Vectren) submitted a pre-filing notice today with the Public Utilities Commission of Ohio (PUCO) indicating it plans to seek adjustments to charges for Vectren’s gas distribution business in its 17-county service area in west central Ohio. The request to increase base rates for its gas delivery charges is the first Vectren has filed in more than a decade and covers the ongoing cost of operating, maintaining and expanding the approximately 5,600-mile pipeline system used to serve its 318,000 customers.

As proposed, the average residential customer bill increase would be approximately $7 per month. In 2017, the average residential customer paid about $55 to $60 per month for their natural gas service, although the majority of the annual costs for natural gas service are incurred in the winter heating season.

This projected bill increase includes the estimated benefit of newly enacted federal tax legislation. The Tax Cuts and Jobs Act, which decreased the corporate tax rate from 35% to 21%, became effective on Jan. 1, 2018. Because energy bills include the cost of income taxes, those reductions will be considered in this rate review process.

Since the time of the last base rate adjustment, Vectren has invested approximately $700 million into its network of gas pipelines, regulator stations and metering systems that serves the Miami Valley. The comprehensive effort to modernize its system, known as Vectren’s Smart Energy Future strategy, aims to continue the focus on system safety and reliability.

“The primary driver of this filing is our infrastructure work needed to continue safe, dependable energy delivery to existing customers and reach new customers. We will also request an adjustment in our annual operating budget to account for the increase in labor costs we’ve experienced in executing compliance-related activities associated with Federal pipeline safety regulations,” said Colleen Ryan, president of Vectren Energy Delivery of Ohio. "Likewise, many of the infrastructure enhancements made over the past 10 years have been driven by these Federal regulations, while other capital expenditures have been focused on improving our customers’ experience when it comes to meter access and accurate billing.”

Key projects executed over the last decade include:

•	Robust pipeline integrity programs to test, upgrade and, in some cases, re-locate high-pressure, large-diameter transmission pipelines;

•	Expanding gas infrastructure to serve new customers;

•	Replacement of Vectren’s distribution pipelines with durable plastic to improve system performance;

•	The recent completion of automated meter reading technology on all meters leading to greater efficiency of meter reading; and

•	Moving indoor meters outside, which includes the installation of new service lines, to improve access and safety.

EXHIBIT 99.1

In addition, the company will request to continue to offer energy efficiency programs, including rebates on high-efficiency gas appliances and support for low-income home weatherization programs.

The filing today only addresses Vectren’s delivery charges, which are listed on the bill as “Distribution and Service Charges” and represent between 40 and 45 cents of every dollar paid by customers for their gas service during the winter heating months. These charges are incurred to build, operate and maintain the pipes, equipment, services and systems that are used to deliver gas to its customers regardless of the customer’s usage. The remaining 55 to 60 cents of each dollar represents the cost of the gas used by customers. Vectren, however, is not a natural gas supplier rather; the natural gas supply that its customers consume is offered and priced by the PUCO-certified suppliers through the Choice program or Standard Choice Offer (SCO) service.

“Low, stable natural gas prices help ensure this price adjustment, if approved, will be manageable for our customers,” added Ryan. “In fact, even with the expected rate adjustment, average residential natural gas bills are projected to be about 15% lower than bills customers experienced in the late 2000’s when prices for natural gas were at record levels nationwide.”

Vectren Energy Delivery of Ohio delivers natural gas to approximately 318,000 customers in all or portions of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.